As filed with the Securities and Exchange Commission October 3, 2002

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

N2H2, INC.
(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1686754 (I.R.S. Employer Identification No.)

900 Fourth Avenue, Suite 3600
Seattle, Washington 98164
(Address of principal executive offices, including zip code)

N2H2, Inc. Nonqualified Stock Option Agreement
N2H2, Inc. 2002 Stock Award Plan
(Full title of the plan)

Howard Philip Welt
900 Fourth Avenue, Suite 3600
Seattle, Washington 98164
(206) 336-1501
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Stephen M. Graham
Alan C. Smith
Orrick, Herrington & Sutcliffe LLP
719 Second Avenue, Suite 900
Seattle, Washington 98104

CALCULATION OF REGISTRATION FEE

		Proposed
	Maximum	Maximum	Proposed
	Amount	Offering	Maximum	Amount of
Title of Securities	to Be	Price Per	Aggregate	Registration
to Be Registered	Registered (1)	Share	Offering Price	Fee

Common Stock, par value $0.01, subject to outstanding options under Nonqualified Stock Option Agreement in Exhibit 10.1 (2)	1,400,000 shares	$0.145	$203,000	$18.68

Common Stock, authorized but unissued under 2002 Stock Award Plan in Exhibit 10.2	10,000 shares	0.175 (3)	1,750	0.16

TOTAL	1,410,000			$18.84

(1)	This Registration Statement shall also cover any additional shares of common stock that become issuable under the plan or the individual option letter agreement registered hereby by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Pursuant to Rule 457(h) of the Securities Act of 1933, as amended, or the Securities Act, the computation is based on the exercise price per share of the outstanding but unexercised option granted under the option letter agreement, the shares subject to which are registered hereby.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average of the high and low sales price of the common stock as reported on the Over-the-Counter Bulletin Board on September 27, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission, or SEC, are hereby incorporated by reference into this registration statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2001;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002;

(c)	The Registrant’s Current Reports on Form 8-K filed on March 25, 2002, June 3, 2002 and September 18, 2002; and

(d)	The Registrant’s registration statements on Form 8-A filed on July 26, 1999 and June 3, 2002.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and before the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into and to be a part of this registration statement, commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     N2H2’s restated articles of incorporation include a provision that limits the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to N2H2 or its shareholders for monetary damages resulting from his or her conduct as a director of N2H2, except liability for:

•	acts or omissions involving intentional misconduct or knowing violations of law,

•	unlawful distributions, or

•	transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

     The restated articles of incorporation also provide that N2H2 will indemnify any individual made a party to a proceeding because that individual is or was a director of N2H2. N2H2 will also advance or reimburse reasonable expenses incurred by that individual prior to the final disposition of the proceeding to the fullest extent permitted by applicable law. In addition, N2H2 maintains director and officer liability insurance coverage under which its directors and officers may be indemnified against any liability they may incur for serving as directors and officers of N2H2.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the shares of common stock being registered
10.1	Nonqualified Stock Option Agreement with Howard Philip Welt
10.2	N2H2, Inc. 2002 Stock Award Plan, dated August 2, 2002
23.1	Consent of Independent Accountants
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act

(and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on this 2nd day of October, 2002.

N2H2, INC.

By:	/s/ Howard Philip Welt Howard Philip Welt President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Howard Philip Welt and J. Paul Quinn, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on this 2nd day of October, 2002.

Signature	Title

/s/ HOWARD PHILIP WELT	President and Chief Executive Officer (Principal Executive Officer)

/s/ J. PAUL QUINN	Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

/s/ PETER H. NICKERSON, PH.D.	Chairman and Director

/s/ HOLLIS R. HILL	Director

/s/ MARK A. SEGALE	Director

/s/ RICHARD R. ROWE, PH.D.	Director

Signature	Title

/s/ DAWN TRUDEAU	Director

/s/ MICHAEL T. LENNON	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the shares of common stock being registered.
10.1	Nonqualified Stock Option Agreement with Howard Philip Welt.
10.2	2002 Stock Award Plan, dated August 2, 2002.
23.1	Consent of Independent Accountants
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page)